Exhibit 10.2
[Kaydon Letterhead]

[Executive Officer]

Re:           Change in Control Compensation Agreement

Dear _________:

You are a party to a Change in Control Compensation Agreement dated ________, 20__ with Kaydon Corporation (“Kaydon”), which provides for certain payments upon your termination following a Change in Control, as defined therein.  You are also a participant under the Kaydon Executive Management Bonus Program, as amended (the “Bonus Program”).

Pursuant to your Change in Control Compensation Agreement, if payments are triggered as a result of your termination following a Change in Control, you are entitled to, among other things, payment of (a) an amount equal to [one/three] times the greater of (i) the average bonus payable to you over the most recent three year fiscal period (or the period during which you have been employed by Kaydon if less than three years) or (ii) your target bonus for the year in which the termination of employment occurs and (b) a pro rated bonus for each month or partial month in the current fiscal year prior to the month of termination, based on the greater of (i) the projected incentive compensation plan award for the year in which termination of employment occurs or (ii) the incentive compensation plan award to you for the most recently ended year.  Further, pursuant to the Bonus Program, if a Change in Control, as defined by the Bonus Program, occurs you will be entitled under Section 8(b) of the Bonus Program to payment of a pro rated bonus for the fiscal year in which the Change in Control occurs, whether or not your employment terminates.

By execution of this letter you confirm and acknowledge that the operation of your Change in Control Compensation Agreement and the Bonus Program is not intended to result in a double payment of bonus amounts to you for the fiscal year in which a Change in Control occurs, if you are terminated following such Change in Control during such same fiscal year.  Therefore, by execution of this Letter Agreement you hereby confirm and acknowledge that any bonus amount paid pursuant to Section 2b.i.B. of the Change in Control Compensation Agreement shall be made net of any pro rated bonus amount previously paid to you pursuant to Section 8(b) of the Bonus Program that is attributable to the same fiscal year in which you are terminated following a Change in Control.

To the extent necessary to give effect to the terms set forth herein, this Letter Agreement shall be considered an amendment of your Change in Control Compensation Agreement.

Very truly yours,

KAYDON CORPORATION

By:
Name:
Title:

Acknowledged and accepted   ________, 20__

___________________________________
Name: